AMENDMENT NO. 1
TO
PREFERRED STOCK RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT (this “Amendment”) is entered into as of September 14, 2008, by and between Napster, Inc., a Delaware corporation (formerly known as Roxio, Inc.) (the “Company”), and Mellon Investor Services LLC (the “Rights Agent”).

RECITALS

A. The Company is a party to that certain Preferred Stock Rights Agreement dated as of May 18, 2001 (the “Rights Agreement”) with the Rights Agent. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement;

B. The Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Best Buy Co., Inc., a Minnesota corporation (“Parent”) and Puma Cat Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser will: (1) make a tender offer to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company, and all Rights associated with such shares, on the terms and subject to the conditions set forth in the Merger Agreement (such tender offer, as it may be amended and/or extended from time to time, is referred to in this Amendment as the “Offer”); and (ii) after acquiring shares of the Company pursuant to the Offer, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (such merger is referred to in this Amendment as the “Merger”);

C. Concurrently with the execution and delivery of the Merger Agreement, Parent, Purchaser and certain stockholders of the Company are entering into a shareholder support agreement (the “Shareholder Support Agreement”) pursuant to which such stockholders will agree to take the actions specified therein in furtherance of the Offer and the Merger;

D. The Company desires to amend the Rights Agreement in connection with the execution and delivery of each of the Merger Agreement and the Shareholder Support Agreement and the consummation of the transactions contemplated thereby;

E. Pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, but subject to the other provisions of Section 27, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights; and

F. The Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendments to Section 1.

(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions, which shall be inserted into Section 1 in alphabetical order:

(i) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 14, 2008, by and among Parent, Purchaser, and the Company.

(ii) “Merger” shall have the meaning set forth in the Merger Agreement.

(iii) “Offer” shall have the meaning set forth in the Merger Agreement.

(iv) “Parent” shall mean Best Buy Co., Inc., a Minnesota corporation.

(v) “Purchaser” shall mean Puma Cat Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent.

(vi) “Shareholder Support Agreement” shall mean the Shareholder Support Agreement, dated as of September 14, 2008, by and among Parent, Purchaser, and the holders of capital stock of the Company identified on Exhibit A attached thereto.

(b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the approval, execution and/or delivery of the Merger Agreement or the approval, execution and/or delivery of any amendment thereto, (ii) the approval, execution and/or delivery of the Shareholder Support Agreement or the approval, execution and/or delivery of any amendment thereto, (iii) the consummation of the Offer, (iv) the consummation of the Merger, (v) the consummation of the other transactions contemplated in the Merger Agreement, or (vi) the announcement of the Merger, the Offer, or any other transactions contemplated thereby shall be deemed to result in Parent or Purchaser becoming an Acquiring Person.”

(c) The definition of “Distribution Date” in Section 1(l) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of (i) the approval, execution and/or delivery of the Merger Agreement or the approval, execution and/or delivery of any amendment thereto, (ii) the approval, execution and/or delivery of the Shareholder Support Agreement or the approval, execution and/or delivery of any amendment thereto, (iii) the consummation of the Offer, (iv) the consummation of the Merger, (v) the consummation of the other transactions contemplated in the Merger Agreement, or (vi) the announcement of the Merger, the Offer, or any other transactions contemplated thereby shall be deemed to result in a Distribution Date.”

(d) The definition of “Expiration Date” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof, or (iv) the Effective Time (as such term is defined in the Merger Agreement). The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Effective Time and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.

(e) The definition of “Shares Acquisition Date” in Section 1(hh) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the approval, execution and/or delivery of the Merger Agreement or the approval, execution and/or delivery of any amendment thereto, (ii) the approval, execution and/or delivery of the Shareholder Support Agreement or the approval, execution and/or delivery of any amendment thereto, (iii) the consummation of the Offer, (iv) the consummation of the Merger, (v) the consummation of the other transactions contemplated in the Merger Agreement, or (vi) the announcement of the Merger, the Offer, or any other transactions contemplated thereby shall be deemed to result in a Shares Acquisition Date.”

Section 2. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to Sections 7(e), 23(b) and 24(b) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date by surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one-thousandth of a Preferred Share (or, following a Triggering Event, other securities, cash or other assets as the case may be) as to which the Rights are exercised, and prior to the earliest of (i) the Close of Business on the Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, and (iv) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement).”

Section 3. Amendment to Section 11. Section 11 of the Rights Agreement is hereby amended by renumbering such section as follows:

(a) Section 11(a) is renumbered to section 11(a)(i).

(b) Section 11(a)(i) is renumbered to section 11(a)(ii).

(c) Section 11(a)(ii) is renumbered to section 11(a)(iii).

Section 4. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following new section 13(g):

“(g) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) the approval, execution and/or delivery of the Merger Agreement or the approval, execution and/or delivery of any amendment thereto, (ii) the approval, execution and/or delivery of the Shareholder Support Agreement or the approval, execution and/or delivery of any amendment thereto, (iii) the consummation of the Offer, (iv) the consummation of the Merger, (v) the consummation of the other transactions contemplated in the Merger Agreement, or (vi) the announcement of the Merger, the Offer, or any other transactions contemplated thereby shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

Section 5. Amendment to Section 30. Section 30 of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Further, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution and/or delivery of the Merger Agreement or the approval, execution and/or delivery of any amendment thereto, (ii) the approval, execution and/or delivery of the Shareholder Support Agreement or the approval, execution and/or delivery of any amendment thereto, (iii) the consummation of the Offer, (iv) the consummation of the Merger, (v) the consummation of the other transactions contemplated in the Merger Agreement, or (vi) the announcement of the Merger, the Offer, or any other transactions contemplated thereby.”

Section 6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Rights Agreement, the provisions of this Amendment shall govern and control.

Section 7. Nothing in this Amendment shall be construed to give to any Person other than the Company, Parent, Purchaser, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, Parent, Purchaser, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

Section 8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 10. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

Section 11. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

[Signatures on the Following Page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first written above.

NAPSTER, INC.

By:	/s/ Wm. Christopher Gorog
Wm. Christopher Gorog
Chairman and Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Asa Drew
Asa Drew
Senior Relationship Manager

Amendment No. 1 to Rights Agreement

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